Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of June 30, 2023 and revenue and expenses for the three and six months ended June 30, 2023 and 2022 and cash flows for the six months ended June 30, 2023 and 2022. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the three and six months ended June 30, 2023 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

See note 2 to the accompanying condensed consolidated financial statements for information regarding transactions completed subsequent to June 30, 2023. Such transactions will be reflected in the Company’s consolidated financial statements and these attributed financial statements on a prospective basis.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2023	2022

	amounts in millions
Cash and cash equivalents	$311	362
Investments in affiliates, accounted for using the equity method	$960	823
Intangible assets not subject to amortization	$25,051	25,501
Intangible assets subject to amortization, net	$1,032	1,101
Total assets	$30,225	30,479
Deferred revenue	$1,287	1,321
Long-term debt, including current portion	$12,730	13,143
Deferred tax liabilities	$2,011	2,054
Attributed net assets	$9,150	8,759
Noncontrolling interest	$2,960	3,138

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	amounts in millions
Revenue	$2,250	2,254	4,394	4,440
Cost of Sirius XM Holdings services (1)	$(1,063)	(1,047)	(2,087)	(2,036)
Other operating expenses (1)	$(83)	(72)	(162)	(139)
Selling, general and administrative expense (1)	$(387)	(419)	(772)	(823)
Operating income (loss)	$452	472	825	956
Interest expense	$(137)	(125)	(273)	(247)
Income tax (expense) benefit	$(46)	(168)	(115)	(269)
Net earnings (loss) attributable to noncontrolling interests	$51	51	88	107
Earnings (loss) attributable to Liberty stockholders	$166	447	349	735
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	amounts in millions
Cost of services	$11	12	20	22
Other operating expenses	11	9	22	17
Selling, general and administrative expense	24	29	52	60
	$46	50	94	99

Braves Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2023	2022

	amounts in millions
Cash and cash equivalents	$131	151
Property and equipment, net	$738	730
Investments in affiliates, accounted for using the equity method	$99	95
Intangible assets not subject to amortization	$300	300
Intangible assets subject to amortization, net	$23	24
Total assets	$1,500	1,477
Deferred revenue	$142	105
Long-term debt, including current portion	$539	542
Deferred tax liabilities	$51	54
Attributed net assets	$203	294

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	amounts in millions
Revenue	$270	260	301	283
Selling, general and administrative expense (1)	$(34)	(33)	(60)	(55)
Operating income (loss)	$19	35	(30)	(5)
Share of earnings (losses) of affiliates, net	$12	8	11	12
Unrealized gains (losses) on intergroup interest	$(50)	35	(63)	36
Income tax (expense) benefit	$(8)	(10)	5	(7)
Earnings (loss) attributable to Liberty stockholders	$(29)	64	(88)	51
(1)	Includes stock-based compensation expense of $3 million for each of the three months ended June 30, 2023 and 2022, and $6 million for each of the six months ended June 30, 2023 and 2022.

Formula One Group

Summary Balance Sheet Data:

	June 30,	December 31,
	2023	2022

	amounts in millions
Cash and cash equivalents	$1,489	1,733
Investments in affiliates, accounted for using the equity method	$67	34
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$3,004	3,163
Total assets	$11,133	11,016
Long-term debt, including current portion	$2,950	2,947
Attributed net assets	$6,931	6,910

Summary Statement of Operations Data:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	amounts in millions
Revenue	$724	744	1,105	1,104
Cost of Formula 1 revenue	$(519)	(534)	(725)	(729)
Selling, general and administrative expense (1)	$(69)	(68)	(144)	(124)
Operating income (loss)	$52	49	68	68
Interest expense	$(54)	(30)	(105)	(59)
Share of earnings (losses) of affiliates, net	$(1)	(1)	(3)	(1)
Realized and unrealized gains (losses) on financial instruments, net	$64	83	17	76
Unrealized gains (losses) on intergroup interest	$40	—	(1)	(21)
Income tax (expense) benefit	$(10)	(6)	(4)	(8)
Earnings (loss) attributable to Liberty stockholders	$116	111	7	76
(1)	Includes stock-based compensation of $5 million and $4 million for the three months ended June 30, 2023 and 2022, respectively, and $10 million and $7 million for the six months ended June 30, 2023 and 2022, respectively.

BALANCE SHEET INFORMATION

June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$311	131	1,489	—	1,931
Trade and other receivables, net	660	52	110	—	822
Other current assets	354	72	355	—	781
Total current assets	1,325	255	1,954	—	3,534
Intergroup interests (note 1)	143	—	269	(412)	—
Investments in affiliates, accounted for using the equity method (note 1)	960	99	67	—	1,126

Property and equipment, at cost	2,975	1,037	747	—	4,759
Accumulated depreciation	(1,785)	(299)	(118)	—	(2,202)
	1,190	738	629	—	2,557

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,032	23	3,004	—	4,059
Other assets	524	85	1,254	(4)	1,859
Total assets	$30,225	1,500	11,133	(416)	42,442

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$57	(2)	(55)	—	—
Accounts payable and accrued liabilities	1,374	65	315	—	1,754
Current portion of debt	753	7	27	—	787
Deferred revenue	1,287	142	724	—	2,153
Other current liabilities	69	3	27	—	99
Total current liabilities	3,540	215	1,038	—	4,793
Long-term debt (note 1)	11,977	532	2,923	—	15,432
Deferred income tax liabilities	2,011	51	—	(4)	2,058
Redeemable intergroup interests (note 1)	—	341	71	(412)	—
Other liabilities	587	147	146	—	880
Total liabilities	18,115	1,286	4,178	(416)	23,163
Equity / Attributed net assets	9,150	203	6,931	—	16,284
Noncontrolling interests in equity of subsidiaries	2,960	11	24	—	2,995
Total liabilities and equity	$30,225	1,500	11,133	(416)	42,442

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,250	—	—	2,250
Formula 1 revenue	—	—	724	724
Other revenue	—	270	—	270
Total revenue	2,250	270	724	3,244
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	732	—	—	732
Programming and content	153	—	—	153
Customer service and billing	124	—	—	124
Other	54	—	—	54
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	519	519
Subscriber acquisition costs	93	—	—	93
Other operating expenses	83	197	—	280
Selling, general and administrative	387	34	69	490
Impairment, restructuring and acquisition costs, net of recoveries	18	1	—	19
Depreciation and amortization	154	19	84	257
	1,798	251	672	2,721
Operating income (loss)	452	19	52	523
Other income (expense):
Interest expense	(137)	(9)	(54)	(200)
Share of earnings (losses) of affiliates, net	79	12	(1)	90
Realized and unrealized gains (losses) on financial instruments, net	(164)	4	64	(96)
Unrealized gains (losses) on intergroup interests (note 1)	10	(50)	40	—
Other, net	23	3	24	50
	(189)	(40)	73	(156)
Earnings (loss) before income taxes	263	(21)	125	367
Income tax (expense) benefit	(46)	(8)	(10)	(64)
Net earnings (loss)	217	(29)	115	303
Less net earnings (loss) attributable to the noncontrolling interests	51	—	(1)	50
Net earnings (loss) attributable to Liberty stockholders	$166	(29)	116	253

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,394	—	—	4,394
Formula 1 revenue	—	—	1,105	1,105
Other revenue	—	301	—	301
Total revenue	4,394	301	1,105	5,800
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,432	—	—	1,432
Programming and content	303	—	—	303
Customer service and billing	246	—	—	246
Other	106	—	—	106
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	725	725
Subscriber acquisition costs	183	—	—	183
Other operating expenses	162	236	—	398
Selling, general and administrative	772	60	144	976
Impairment, restructuring and acquisition costs, net of recoveries	50	1	—	51
Depreciation and amortization	315	34	168	517
	3,569	331	1,037	4,937
Operating income (loss)	825	(30)	68	863
Other income (expense):
Interest expense	(273)	(18)	(105)	(396)
Share of earnings (losses) of affiliates, net	72	11	(3)	80
Realized and unrealized gains (losses) on financial instruments, net	(162)	3	17	(142)
Unrealized gains (losses) on intergroup interest (note 1)	64	(63)	(1)	—
Other, net	26	4	34	64
	(273)	(63)	(58)	(394)
Earnings (loss) before income taxes	552	(93)	10	469
Income tax (expense) benefit	(115)	5	(4)	(114)
Net earnings (loss)	437	(88)	6	355
Less net earnings (loss) attributable to the noncontrolling interests	88	—	(1)	87
Net earnings (loss) attributable to Liberty stockholders	$349	(88)	7	268

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,254	—	—	2,254
Formula 1 revenue	—	—	744	744
Other revenue	—	260	—	260
Total revenue	2,254	260	744	3,258
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	711	—	—	711
Programming and content	152	—	—	152
Customer service and billing	126	—	—	126
Other	58	—	—	58
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	534	534
Subscriber acquisition costs	91	—	—	91
Other operating expenses	72	175	—	247
Selling, general and administrative	419	33	68	520
Impairment, restructuring and acquisition costs, net of recoveries	1	—	—	1
Depreciation and amortization	152	17	93	262
	1,782	225	695	2,702
Operating income (loss)	472	35	49	556
Other income (expense):
Interest expense	(125)	(6)	(30)	(161)
Share of earnings (losses) of affiliates, net	54	8	(1)	61
Realized and unrealized gains (losses) on financial instruments, net	296	1	83	380
Unrealized gains (losses) on intergroup interests (note 1)	(35)	35	—	—
Other, net	4	1	17	22
	194	39	69	302
Earnings (loss) before income taxes	666	74	118	858
Income tax (expense) benefit	(168)	(10)	(6)	(184)
Net earnings (loss)	498	64	112	674
Less net earnings (loss) attributable to the noncontrolling interests	51	—	2	53
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(1)	(1)
Net earnings (loss) attributable to Liberty stockholders	$447	64	111	622

STATEMENT OF OPERATIONS INFORMATION

Six months ended June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$4,440	—	—	4,440
Formula 1 revenue	—	—	1,104	1,104
Other revenue	—	283	—	283
Total revenue	4,440	283	1,104	5,827
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,381	—	—	1,381
Programming and content	292	—	—	292
Customer service and billing	251	—	—	251
Other	112	—	—	112
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	729	729
Subscriber acquisition costs	181	—	—	181
Other operating expenses	139	198	—	337
Selling, general and administrative	823	55	124	1,002
Impairment, restructuring and acquisition costs, net of recoveries	1	—	—	1
Depreciation and amortization	304	35	183	522
	3,484	288	1,036	4,808
Operating income (loss)	956	(5)	68	1,019
Other income (expense):
Interest expense	(247)	(12)	(59)	(318)
Share of earnings (losses) of affiliates, net	36	12	(1)	47
Realized and unrealized gains (losses) on financial instruments, net	357	6	76	439
Unrealized gains (losses) on intergroup interests (note 1)	(15)	36	(21)	—
Other, net	24	21	22	67
	155	63	17	235
Earnings (loss) before income taxes	1,111	58	85	1,254
Income tax (expense) benefit	(269)	(7)	(8)	(284)
Net earnings (loss)	842	51	77	970
Less net earnings (loss) attributable to the noncontrolling interests	107	—	11	118
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(10)	(10)
Net earnings (loss) attributable to Liberty stockholders	$735	51	76	862

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2023

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$437	(88)	6	355
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	315	34	168	517
Stock-based compensation	94	6	10	110
Non-cash impairment and restructuring costs	21	—	—	21
Share of (earnings) loss of affiliates, net	(72)	(11)	3	(80)
Unrealized (gains) losses on intergroup interests, net	(64)	63	1	—
Realized and unrealized (gains) losses on financial instruments, net	162	(3)	(17)	142
Deferred income tax expense (benefit)	(33)	(3)	1	(35)
Intergroup tax allocation	86	(2)	(84)	—
Intergroup tax (payments) receipts	(33)	(3)	36	—
Other charges (credits), net	(12)	4	—	(8)
Changes in operating assets and liabilities
Current and other assets	1	(5)	(91)	(95)
Payables and other liabilities	(48)	44	275	271
Net cash provided (used) by operating activities	854	36	308	1,198
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(41)	—	(173)	(214)
Cash proceeds from dispositions	(1)	—	68	67
Capital expended for property and equipment, including internal-use software and website development	(334)	(30)	(180)	(544)
Other investing activities, net	(1)	—	(19)	(20)
Net cash provided (used) by investing activities	(377)	(30)	(304)	(711)
Cash flows from financing activities:
Borrowings of debt	2,048	16	—	2,064
Repayments of debt	(2,563)	(19)	(59)	(2,641)
Intergroup (repayments) borrowings	202	—	(202)	—
Subsidiary shares repurchased by subsidiary	(199)	—	—	(199)
Cash dividends paid by subsidiary	(33)	—	—	(33)
Taxes paid in lieu of shares issued for stock-based compensation	(19)	(1)	(8)	(28)
Other financing activities, net	36	8	19	63
Net cash provided (used) by financing activities	(528)	4	(250)	(774)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	2	2
Net increase (decrease) in cash, cash equivalents and restricted cash	(51)	10	(244)	(285)
Cash, cash equivalents and restricted cash at beginning of period	370	173	1,733	2,276
Cash, cash equivalents and restricted cash at end of period	$319	183	1,489	1,991

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2022

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$842	51	77	970
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	304	35	183	522
Stock-based compensation	99	6	7	112
Share of (earnings) loss of affiliates, net	(36)	(12)	1	(47)
Unrealized (gains) losses on intergroup interests, net	15	(36)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(357)	(6)	(76)	(439)
Deferred income tax expense (benefit)	161	(6)	26	181
Intergroup tax allocation	65	13	(78)	—
Intergroup tax (payments) receipts	(42)	9	33	—
Other charges (credits), net	(13)	(11)	(10)	(34)
Changes in operating assets and liabilities
Current and other assets	11	(8)	(117)	(114)
Payables and other liabilities	(162)	65	167	70
Net cash provided (used) by operating activities	887	100	234	1,221
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	51	148
Cash (paid) received for acquisitions, net of cash acquired	(137)	—	—	(137)
Capital expended for property and equipment, including internal-use software and website development	(196)	(8)	(251)	(455)
Other investing activities, net	4	—	74	78
Net cash provided (used) by investing activities	(280)	34	(129)	(375)
Cash flows from financing activities:
Borrowings of debt	2,634	40	—	2,674
Repayments of debt	(2,320)	(138)	(243)	(2,701)
Liberty stock repurchases	(319)	—	(37)	(356)
Subsidiary shares repurchased by subsidiary	(415)	—	—	(415)
Cash dividends paid by subsidiary	(217)	—	—	(217)
Taxes paid in lieu of shares issued for stock-based compensation	(71)	—	26	(45)
Other financing activities, net	(3)	(7)	27	17
Net cash provided (used) by financing activities	(711)	(105)	(227)	(1,043)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(104)	29	(130)	(205)
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$502	273	1,944	2,719

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Braves Group and Formula One Group had separate collections of businesses, assets and liabilities attributed to them, no group was a separate legal entity and therefore could not own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group did not represent separate legal entities, but rather represented those businesses, assets and liabilities that had been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, the Liberty SiriusXM Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of June 30, 2023, the Liberty SiriusXM Group was primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 3.75% Senior Convertible Notes due 2028, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group retained intergroup interests in the Formula One Group and the Braves Group as of June 30, 2023. As of June 30, 2023, the Liberty SiriusXM Group had cash and cash equivalents of approximately $311 million, which included $51 million of subsidiary cash.

As of June 30, 2023, the Braves Group was primarily comprised of our consolidated subsidiary, Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed-use development and cash. As of June 30, 2023, the Braves Group had cash and cash equivalents of approximately $131 million, which included $71 million of subsidiary cash.

As of June 30, 2023, the Formula One Group was primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interest in Formula 1, cash, an intergroup interest in the Braves Group and Liberty’s 2.25% Convertible Senior Notes due 2027. As of June 30, 2023, the Formula One Group had cash and cash equivalents of approximately $1,489 million, which included $1,055 million of cash held by Formula 1. Subsequent to June 30, 2023, approximately $300 million of subsidiary cash was distributed to Liberty.

During March 2023, the Formula One Group paid approximately $202 million to the Liberty SiriusXM Group to settle a portion of the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of Liberty’s 1.375% Cash Convertible Notes due 2023, as described in note 7 to the accompanying condensed consolidated financial statements. The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group was 6,792,903, representing an 11.0% intergroup interest at June 30, 2023. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group was 1,811,066, representing a 2.9% intergroup interest at June 30, 2023. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group was 1,051,238, representing a 0.4% intergroup interest at June 30, 2023. The intergroup interests represented quasi-equity interests which were not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group had attributed interests in the Braves Group, which were generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also had an attributed interest in the Formula One Group, which was generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests were marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

Notes to Attributed Financial Information (Continued)

(unaudited)

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as cash settlement of the intergroup interests was not required. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests were not represented by outstanding shares of common stock, such shares had not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock were historically used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. During the second quarter of 2023, Liberty determined that, in connection with the split-off of its wholly owned subsidiary, Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”), shares of Atlanta Braves Holdings Series C common stock would be used to settle and extinguish the intergroup interest in the Braves Group attributed to the Liberty SiriusXM Group. Accordingly, as of June 30, 2023, the market price of Series C Liberty Braves common stock was used for the mark-to-market adjustment for the intergroup interest held by the Liberty SiriusXM Group. Liberty assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 6 and 7, respectively, of the accompanying condensed consolidated financial statements. In addition, see note 2 to the accompanying condensed consolidated financial statements for information regarding transactions completed subsequent to June 30, 2023.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis, estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at June 30, 2023 and December 31, 2022 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In

Notes to Attributed Financial Information (Continued)

(unaudited)

general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be converted into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.